Exhibit 10.41

November 26, 2024

VIA EMAIL

Stephen Gordon

Dear Stephen:

This letter agreement (this “Agreement”) confirms the terms of the remainder of your employment with TransMedics, Inc. (the “Company”) and your engagement as a consultant by the Company, as follows:

1.
Transition Period.

a.
Transition. Subject to earlier termination as provided herein, from the date hereof through December 2, 2024 (the “Transition Date”) you will continue to serve as the Company’s Chief Financial Officer and, from the Transition Date until March 31, 2025 you will serve as a non-executive employee of the Company. It is expected that your employment with the Company will terminate at the close of business on March 31, 2025 (the actual date of your termination of employment, the “Separation Date”). From the date hereof until the Separation Date, your current terms of employment, including the Executive Retention Agreement between you and the Company, dated March 23, 2015, as amended by the Amendment to Executive Retention Agreement, dated April 10, 2020 (the “Retention Agreement”), shall continue in effect, except as expressly modified by this Agreement. You acknowledge and agree that nothing contained in this Agreement shall give rise to a claim for “Good Reason” (as defined in the Retention Agreement) for purposes of the Retention Agreement or otherwise. On the Transition Date, you will be deemed to resign from your position as Chief Financial Officer of the Company and from any and all: (i) officer positions you hold with the Company or any of its affiliates, if any; (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its affiliates, if any; and (iii) memberships you hold on any of the committees of any such boards or bodies. Subject to earlier termination as provided for herein, from the Separation Date through March 31, 2026 (the actual period of such consulting services, the “Consulting Period”), you will serve as a senior advisor to the Chief Executive Officer of the Company (the “CEO”), as a non-employee consultant to the Company, on the terms and conditions set forth in this Agreement.

b.
Duties and Responsibilities. From the date hereof until the Transition Date, you will continue to perform your current duties and from the Transition Date until the Separation Date, you will perform such duties as may be assigned to you from time to time by the CEO or his designee. You will at all times continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

c.
Compensation, Benefits and Reimbursements. From the date hereof until the Separation Date, you will continue to receive your base salary, payable at the rate in effect as of the date hereof ($477,000 per year) and in accordance with the Company’s regular payroll practices, and to participate in all employee benefit plans and programs of the Company in accordance with the terms of those plans and programs. Notwithstanding any requirement that you remain employed on the date that annual bonuses are paid to employees of the Company, you will receive an annual bonus in respect of the Company’s 2024 fiscal year, to the extent earned based on actual achievement of the performance objectives established by the Compensation Committee of the Board of Directors of the Company and payable at the same time as bonuses are generally paid to other executives of the Company using the same multiple used for the other members of the C-suite. In addition, for so long as you are employed or providing services to the Company hereunder, the Company will pay or reimburse you, in accordance with the Company’s reimbursements procedures and practices in effect from time to time, for all reasonable business expenses incurred by you in the performance of your duties and responsibilities to the Company; provided that you submit on a timely basis such documentation and substantiation of those expenses as the Company may require from time to time. For the avoidance of doubt, you will not be eligible to receive an annual bonus in respect of the Company’s 2025 fiscal year.

d.
Equity Awards. Exhibit A hereto sets forth a list of all outstanding stock options and restricted stock units previously granted to you by the Company (the “Equity Awards”). All outstanding Equity Awards will continue to vest in accordance with their terms, as set forth in the Company’s Amended and Restated 2019 Stock Incentive Plan and the award agreements between you and the Company evidencing such awards (collectively, the “Equity Documents”), from the date hereof until the end of the Consulting Period and your stock options, to the extent vested and exercisable, will remain outstanding and exercisable for a period of three (3) months following the end of the Consulting Period (but not later than the original term of such stock options). All Equity Awards that are outstanding and unvested as of the last day of the Consulting Period will be forfeited on such date.

2.
Employment Termination.

a.
Resignation. On the Transition Date, you will be deemed to resign your position as Chief Financial Officer of the Company and all other positions you hold with the Company, as provided under Section 1(a) of this Agreement, provided that you will continue to serve as a non-executive employee of the Company through the Separation Date.

b.
Final Compensation. You will receive, on the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid. You will receive the payments described in this Section 2(b) regardless of whether or not you sign this Agreement.

c.
Severance Benefits. In consideration of your acceptance (without subsequent revocation) of this Agreement and subject to your meeting in full your obligations under it, including your obligation to execute and not revoke a post-employment general release and waiver of claims in the form attached hereto as Exhibit B (the “Release”) within the time period specified therein (but in no event prior to the Separation Date) and, if requested by the Company, again within seven (7) days following the end of the Consulting Period, and your compliance with the Restrictive Covenants (as defined below) and in full consideration of (and in lieu of) any rights you may have under the Retention Agreement or any other severance arrangement:

i.
The Company will pay you an amount equal to (x) your base salary, at the rate of pay set forth in Section 1(c) above, plus (y) your highest annual bonus during the three (3)-year period prior to the Separation Date, payable in substantially equal installments over a period of the first twelve (12) months following the Separation Date (the “Severance Payments”). The Severance Payments will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

ii.
If unpaid as of the Separation Date, you will receive an annual bonus in respect of the Company’s 2024 fiscal year, to the extent earned based on actual achievement of the performance objectives established by the Compensation Committee of the Board of Directors of the Company and payable at the same time as bonuses are generally paid to other executives of the Company using the same multiple used for the other members of the C-suite.
iii.
If you are enrolled in the Company’s group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and execute (and do not revoke) the Release, you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will pay for the monthly cost of such COBRA continuation coverage for the Company’s group medical, dental and/or vision insurance premiums (as applicable), with such continuation on the same basis as in effective for active employees with the same coverage (the “Monthly Premium Payment”), until the earliest of (i) the end of the eighteen (18)-month period following the Separation Date, (ii) the date you and your dependents are no longer entitled to coverage under COBRA or the Company’s plans, or (iii) the date on which you become reemployed with another employer and are eligible to receive group health insurance from such employer on terms at least as favorable to you and your eligible dependents as those being provided by the Company. Monthly Premiums Payments will begin on the next regular Company payday which is at least five (5) business days following the later of the effective date of the Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Monthly Premium Payments, as described in this Section would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then the Company will not be required to provide the Monthly Premium Payments.

d.
Employee Benefits. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under COBRA and except as provided for in Section 2(c) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date (or, as applicable, as of the end of the month in which the Separation Date occurs), in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

e.
No Further Compensation. You acknowledge and agree that the payments and benefits described in Sections 1(c) and 2(b) are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided or otherwise, through the Separation Date, and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

3.
Consulting Engagement.

a.
Services. During the Consulting Period, you will be engaged to provide consulting services to the Company relating to government relations work and such other services as may from time to time be requested by the CEO or his designee not to exceed forty (40) hours per month. Your consulting services shall be provided remotely or at the Company’s offices. During the Consulting Period you will report to the CEO or his designee.

b.
Relationship of the Parties. You and the Company expressly agree that, in providing services under this Section 3 during the Consulting Period, you will be an independent contractor and will not be an employee or agent of the Company or any other member of the Company. You agree that you will have no right to make any commitments on behalf of the Company or any of its subsidiaries without the express written consent of the CEO. You further agree that you will provide services hereunder independently and will not receive training or direction from the Company or any of its subsidiaries, other than as to the goals to be achieved through the provision of such services. You are free to accept engagements from others during the term of this Agreement, as long as those engagements do not interfere with you providing services under this Agreement or otherwise violate any of your obligations hereunder or otherwise violate the Restrictive Covenants or any of your duties or obligations to the Company or its subsidiaries.

c.
Services for Others. During the Consulting Period, you may choose to provide services for others, provided that such services do not (i) give rise to a conflict of interest or otherwise interfere with your obligations to the Company or (ii) violate the Restrictive Covenants (as defined below).

d.
Compensation. In exchange for all of the services that you provide to the Company under this Agreement during the Consulting Period, in addition to the continued vesting of the Equity Awards during the Consulting Period as provided herein, the Company will pay you a consulting fee at the rate of $10,000 per year, payable in substantially equal monthly installments and pro rated for any partial period of service. All consulting fees paid hereunder will be payable on a monthly basis, not later than fifteen (15) days after the end of the applicable month.

e.
Taxes, Insurance and Benefits. You acknowledge and agree that, as an independent contractor during the Consulting Period, you will be solely responsible for all insurance and for the payment of all federal, state and local income taxes, Social Security and Medicare taxes and other legally required payments on any amounts received from the Company. The Company will provide you with an IRS Form 1099 evidencing all compensation paid by it to you in connection with your engagement hereunder during the Consulting Period (except as is required by law with respect to any compensation related to your prior employment with the Company). You further acknowledge and agree that during the Consulting Period neither you nor any individual claiming through you will be eligible to (a) participate in any Company or Company affiliate bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or equity, or (b) participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company or any of its affiliates, except as expressly set forth in this Agreement with respect to the Equity Awards, as required by law or with respect to the receipt of vested benefits under the benefit plans of the Company or its affiliates in accordance with the terms of such plans.

4.
Early Termination.

a.
Early Termination of Employment. It is expected that your employment with the Company will continue until March 31, 2025. If your employment terminates prior to March 31, 2025 for any reason, your right to severance payments and benefits, if any, the terms and conditions of such severance payments and benefits and any notice requirements applicable to you and the Company will be as set forth in the Retention Agreement and you shall not be eligible to receive the payments and benefits set forth in this Agreement; provided, however, that if the Company terminates your employment without Cause (as defined in the Retention Agreement) prior to March 31, 2025, you shall receive the compensation and benefits (to the extent permitted by applicable benefit plan terms) set forth in Section 1(c) of this Agreement as if you were employed through March 31, 2025 and all Severance Payments and othe severance benefits set forth in Section 2(c) of this Agreement, in lieu of the payments and benefits set forth in the Retention Agreement.

b.
Early Termination of Consulting Period. It is expected that the period of your consulting services with the Company shall extend through March 31, 2026. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company may terminate your service as a consultant for Cause (as defined in the Retention Agreement) immediately upon notice to you and either party may otherwise terminate the consulting services and your engagement as a consultant under this Agreement at any time upon thirty (30) days’ written notice to the other party. Except as otherwise set forth herein, upon the early termination of the Consulting Period and your engagement hereunder, the Company shall have no further obligation to you, other than for payment of any earned but unpaid consulting fee through the date of termination, for payment or reimbursement of expenses that are satisfactorily documented and substantiated, in either case in accordance with Section 3 above and solely to the extent not already paid, and for payment of all Severance Payments and other severance benefits set forth in Section 2(c) of this Agreement, which shall continue to be paid to you following any early termination of the Consulting Period by you or the Company, whether with or without Cause (as defined in the Retention Agreement). Moreover, upon the early termination of the Consulting Period by the Company other than for Cause (as defined in the Retention Agreement) or other than due to your gross negligence in the performance of your consulting services, or by you based on the Company’s material breach of this Agreement, in addition to the continued payment of the Severance Payments and other severance benefits set forth in Section 2(c) of this Agreement to the extent not then paid, any outstanding Equity Awards that would have continued to vest through March 31, 2026 as set forth in Section 1(d) of this Agreement (had you continued to provide services through such date) shall be accelerated and shall vest on such termination.

5.
Withholding. Without limiting the provisions of Section 3(e) of this Agreement, the Company shall have the right to withhold from all payments made under this Agreement or otherwise paid or provided to you in respect of your employment with the Company any taxes or any other amounts required to be withheld by the Company under applicable law, which amounts may be withheld in the discretion of the Company from any amounts payable under this Agreement.

6.
Continuing Obligations, Cooperation, Non-Disparagement.

a.
You acknowledge and agree that the restrictive covenants set forth in the Non-Competition Agreement between you and the Company (the “Non-Competition Agreement”), together with any other confidentiality, non-solicitation, invention assignment or other restrictive covenants in favor the Company or any of its affiliates to which you are bound (together, the “Restrictive Covenants”), shall continue to apply in accordance with their terms.

b.
You agree to cooperate with the Company and its affiliates with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement, which such agreement to cooperate shall survive the termination of your service hereunder. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

c.
You agree that you will not at any time disparage or criticize the Company, any of its affiliates, or any of their respective management, businesses, products or services, or any of the other Released Parties (as defined below) that are known to you. The Company agrees (i) to instruct its officers and directors as of the Separation Date not to disparage or criticize you and (ii) not to disparage you in any authorized corporate communications to any third parties.

7.
Section 409A.

a.
This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

b.
Any reimbursement for expenses payable to you hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

c.
If you are a “specified employee” (as defined below) at the time of your “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of your separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

d.
For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations. For the avoidance of doubt, your termination of employment on the Separation Date is intended to constitute a separation from service.

8.
Section 280G. The provisions of Section 4.5 of the Retention Agreement are hereby incorporated by reference and shall be given full force and effect in the event that any future event, payment, or benefit could trigger excise taxes under Section 280G of the Code.

9.
Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and replaces all prior and contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters, with the exception of the Equity Documents; it being understood, for the avoidance of doubt, that the Restrictive Covenants shall remain in effect in accordance with their terms and nothing in this Agreement modifies or qualifies your rights to advancement of expenses and indemnification in your capacity as a former officer of the Company or any entitlement to D&O insurance for acts or omissions during your tenure as an officer of the Company. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and an authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The governing law and jurisdiction provisions of the Retention Agreement shall apply to this Agreement. This Agreement may be executed in separate counterparts (including by electronically delivered .pdf files or copies of manually signed signature pages), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to the Company. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

TRANSMEDICS, INC.

By: _/s/ Waleed H. Hassanein, M.D.

Waleed H. Hassanein, M.D.

President and Chief Executive Officer

Accepted and agreed:

_/s/ Stephen Gordon _

Stephen Gordon

Date: _December 2, 2024_

Exhibit A

Equity Awards

Grant Date	Award Type (Stock Option/RSU)	Number of Shares Underlying Vested Award* (A)	Number of Shares Underlying Unvested Award* (B)	Total Number of Shares (Outstanding and Unreleased)* (A+B)
02/23/2024	NQ Options	2,504	15,186	17,690
02/20/2023	NQ Options	3,758	11,264	15,022
02/22/2022	NQ Options	6,917	16,250	23,167
02/24/2021	NQ Options	11,042	4,375	15,417
02/27/2020	NQ Options	84	0	84
02/23/2024	RSU	0	12,127	12,127
02/20/2023	RSU	0	8,716	8,716

*Number of shares underlying vested stock options and unvested stock options and restricted stock units listed as of 12/01/2024.

Exhibit B

Release

For and in consideration of certain benefits to be provided to me under the letter agreement, dated November 26, 2024 (the “Agreement”), between me and TransMedics, Inc. (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company, and all of its past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, including those in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates or the termination thereof, including under or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each, as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf; provided, further, however, that I am not waiving any right to seek and receive a financial incentive award for any information I provide to a governmental agency or entity. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement and the Non-Competition Agreement (as defined in the Agreement) that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my confidentiality, non-competition and non-solicitation obligations set forth in the Agreement and the Non-Competition Agreement.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my rights to any defense, indemnification, contribution and/or coverage under the Company’s director’s and officer’s liability insurance policy, the charter or bylaws of the Company, or any other source, in each case, in accordance with its respective terms by reason of services I rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof. Further, this release does not include and will not preclude: (a) rights to vested benefits under any applicable employee benefit plans of the Company; (b) rights under the Equity Documents (as defined in the Agreement) and/or (c) claims that cannot be waived under applicable law by signing this Release of Claims.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I understand that I cannot sign this Release of Claims until the date my employment or service, as applicable, with the Company terminates. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Chief Legal Officer of the Company prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided, that I do not revoke my acceptance in accordance with the immediately preceding sentence.

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Accepted and agreed:

Signature:

Date:

Agreed and acknowledged by:

TRANSMEDICS, INC.

By:
Name:
Title: